Exhibit 99.1

Microsoft Cloud Strength Highlights Fourth Quarter Results

Commercial cloud annualized revenue run rate exceeds $18.9 billion

REDMOND, Wash. — July 20, 2017 — Microsoft Corp. today announced the following results for the quarter ended June 30, 2017:

•	Revenue was $23.3 billion GAAP, and $24.7 billion non-GAAP

•	Operating income was $5.3 billion GAAP, and $7.0 billion non-GAAP

•	Net income was $6.5 billion GAAP, and $7.7 billion non-GAAP

•	Diluted earnings per share was $0.83 GAAP, and $0.98 non-GAAP

“Innovation across our cloud platforms drove strong results this quarter,” said Satya Nadella, chief executive officer at Microsoft, “Customers are looking to Microsoft and our thriving partner ecosystem to accelerate their own digital transformations and to unlock new opportunity in this era of intelligent cloud and intelligent edge.”

The following table reconciles our financial results reported in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP financial results. Microsoft has provided this non-GAAP financial information to aid investors in better understanding the company’s performance. Additional information regarding our non-GAAP definition is provided below. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP. All growth comparisons relate to the corresponding period in the last fiscal year.

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2016 As Reported (GAAP)	$20,614	$3,080	$3,122	$0.39
Net Impact from Windows 10 Revenue Deferrals	2,027	2,027	1,466	0.19
Impairment and Restructuring Expenses	-	1,110	895	0.11
2016 As Adjusted (non-GAAP)	$22,641	$6,217	$5,483	$0.69
2017 As Reported (GAAP)	$23,317	$5,330	$6,513	$0.83
Net Impact from Windows 10 Revenue Deferrals	1,383	1,383	909	0.12
Impairment and Restructuring Expenses	-	306	243	0.03
2017 As Adjusted (non-GAAP)	$24,700	$7,019	$7,665	$0.98
Percentage Change Y/Y (GAAP)	13%	73%	109%	112%
Percentage Change Y/Y (non-GAAP)	9%	13%	40%	42%
Percentage Change Y/Y (non-GAAP) Constant Currency	10%	16%	42%	43%

The current quarter effective tax rate was (17)% and (6)% in GAAP and non-GAAP, respectively. The tax rates reflect a $1.8 billion impact related to the utilization of prior years’ losses from Microsoft’s phone business that were not deductible in the years incurred. As a result of this tax item, earnings per share for the quarter increased by $0.23.

Microsoft returned $4.6 billion to shareholders in the form of share repurchases and dividends in the fourth quarter of fiscal year 2017.

“We delivered a strong finish to the year with 30% growth in commercial bookings this quarter,” said Amy Hood, executive vice president and chief financial officer at Microsoft. “We will continue to invest in key areas that drive future growth for Microsoft and our customers.”

Revenue in Productivity and Business Processes was $8.4 billion and increased 21% (up 23% in constant currency), with the following business highlights:

•	Office commercial products and cloud services revenue increased 5% (up 6% in constant currency) driven by Office 365 commercial revenue growth of 43% (up 44% in constant currency)

•	Office consumer products and cloud services revenue increased 13% (up 13% in constant currency) and Office 365 consumer subscribers increased to 27.0 million

•	Dynamics products and cloud services revenue increased 7% (up 9% in constant currency) driven by Dynamics 365 revenue growth of 74% (up 75% in constant currency)

•	LinkedIn contributed revenue of $1.1 billion during the quarter

Revenue in Intelligent Cloud was $7.4 billion and increased 11% (up 12% in constant currency), with the following business highlights:

•	Server products and cloud services revenue increased 15% (up 16% in constant currency) driven by Azure revenue growth of 97% (up 98% in constant currency)

•	Enterprise Services revenue decreased 3% (down 1% in constant currency) with declines in custom support agreements offset by growth in Premier Support Services

Revenue in More Personal Computing was $8.8 billion and decreased 2% (down 1% in constant currency) driven primarily by lower phone revenue, with the following business highlights:

•	Windows OEM revenue increased 1% (up 1% in constant currency), slightly ahead of the overall PC market

•	Windows commercial products and cloud services revenue increased 8% (up 8% in constant currency) driven by annuity revenue growth

•	Surface revenue decreased 2% (down 1% in constant currency) mainly due to product lifecycle transitions

•	Search advertising revenue excluding traffic acquisition costs increased 10% (up 11% in constant currency) driven by higher revenue per search and search volume

•	Gaming revenue increased 3% (up 4% in constant currency) as strength in Xbox software and services offset lower hardware revenue

Fiscal Year 2017 Results

Microsoft Corp. today announced the following results for the fiscal year ended June 30, 2017:

•	Revenue was $90.0 billion GAAP, and $96.7 billion non-GAAP

•	Operating income was $22.3 billion GAAP, and $29.3 billion non-GAAP

•	Net income was $21.2 billion GAAP, and $25.9 billion non-GAAP

•	Diluted earnings per share was $2.71 GAAP, and $3.31 non-GAAP

The following table reconciles our financial results reported in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP financial results. All growth comparisons relate to the corresponding period in the last fiscal year.

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2016 As Reported (GAAP)	$85,320	$20,182	$16,798	$2.10
Net Impact from Windows 10 Revenue Deferrals	6,643	6,643	4,635	0.58
Impairment and Restructuring Expenses	-	1,110	895	0.11
2016 As Adjusted (non-GAAP)	$91,963	$27,935	$22,328	$2.79
2017 As Reported (GAAP)	$89,950	$22,326	$21,204	$2.71
Net Impact from Windows 10 Revenue Deferrals	6,707	6,707	4,437	0.57
Impairment and Restructuring Expenses	-	306	243	0.03
2017 As Adjusted (non-GAAP)	$96,657	$29,339	$25,884	$3.31
Percentage Change Y/Y (GAAP)	5%	11%	26%	29%
Percentage Change Y/Y (non-GAAP)	5%	5%	16%	19%

The current year effective tax rate was 8% and 14% in GAAP and non-GAAP, respectively. The tax rates reflect a $1.8 billion impact related to the utilization of prior years’ losses from Microsoft’s phone business that were not deductible in the years incurred. As a result of this tax item, earnings per share for the year increased by $0.23.

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

Webcast Details

Satya Nadella, chief executive officer, Amy Hood, executive vice president and chief financial officer, Frank Brod, chief accounting officer, John Seethoff, deputy general counsel and corporate secretary, and Chris Suh, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. Pacific time (5:30 p.m. Eastern time) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/en-us/investor. The webcast will be available for replay through the close of business on July 20, 2018.

“As Adjusted” Financial Results and non-GAAP Measures

During fiscal year 2017 and fiscal year 2016, GAAP revenue, operating income, net income, and diluted earnings per share include the net impact from Windows 10 revenue deferrals. During fiscal year 2017 and fiscal year 2016, GAAP operating income, net income, and diluted earnings per share include restructuring expenses. During fiscal year 2016, GAAP operating income, net income, and diluted earnings per share also include impairment expenses. These items are defined below. In addition to these financial results reported in accordance with GAAP, Microsoft has provided certain non-GAAP financial information to aid investors in better understanding the company’s performance. Presenting these non-GAAP measures gives additional insight into operational performance and helps clarify trends affecting the company’s business. For comparability of reporting, management considers this information in conjunction with GAAP amounts in evaluating business performance.

Net Impact from Windows 10 Revenue Deferrals. With respect to our non-GAAP measures related to Windows 10 revenue, we believe these measures bridge investor information and minimize potential confusion during the brief period between the time Windows 10 revenue recognition moved from upfront to ratable, and the adoption of the new revenue standard, when Windows 10 will again be recognized predominantly upfront. The net change in Windows 10 revenue from period to period is indicative of the net change in revenue we expect from adoption of the new revenue standard.

Non-GAAP Definitions

Net Impact from Windows 10 Revenue Deferrals. Microsoft recorded net revenue deferrals of $1.4 billion during the three months ended June 30, 2017 and net revenue deferrals of $6.7 billion during the twelve months ended June 30, 2017, related to Windows 10. Microsoft recorded net revenue deferrals of $2.0 billion during the three months ended June 30, 2016 and net revenue deferrals of $6.6 billion during the twelve months ended June 30, 2016, related to Windows 10.

With the launch of Windows 10 in July 2015, Windows 10 customers receive future versions and updates at no additional charge. Under current revenue recognition accounting guidance, when standalone software is sold with future upgrade rights, revenue must be deferred over the life of the computing device on which it is installed. This is different from prior versions of Windows, which were sold without upgrade rights, where all revenue from original equipment manufacturer (“OEM”) customers was recognized at the time of billing, i.e., upfront.

When Microsoft adopts the new revenue standard, predominantly all Windows OEM revenue will be recognized at the time of billing, which is similar to the revenue recognition for prior versions of Windows. Microsoft reflects the recognition of Windows 10 revenue at the time of billing in “As Adjusted (non-GAAP)” revenue to provide comparability during the short period where Windows 10 will be recognized over the estimated life of a device, i.e., ratably, rather than at the time of billing.

Impairment and Restructuring Expenses. During the fourth quarter of fiscal year 2017, Microsoft recorded $306 million of restructuring charges primarily related to its sales and marketing restructuring plan. During the fourth quarter of fiscal year 2016, Microsoft recorded restructuring and related impairment expenses of $1.1 billion, including $630 million of asset impairment charges which reflected the performance of its phone business, and $480 million of restructuring charges primarily related to its previously announced phone business restructuring plans.

New Revenue Standard

In May 2014, the Financial Accounting Standards Board issued a new standard related to revenue recognition. We elected to early adopt the standard effective July 1, 2017, using the full retrospective method, which will require us to restate each prior reporting period presented.

The most significant impact of the standard relates to our accounting for revenue from Windows 10 licensing as previously described. Additionally, for certain multi-year commercial software subscriptions that include both distinct software licenses and Software Assurance, we will recognize license revenue at the time of contract execution rather than over the subscription period. Due to the complexity of certain of our commercial license subscription contracts, the actual revenue recognition treatment required under the standard will depend on contract-specific terms and in some instances may vary from recognition at the time of billing. Revenue recognition related to our hardware, cloud offerings including Office 365, LinkedIn, and professional services will remain substantially unchanged.

We expect to share more information on adoption of the new standard in early August 2017.

Constant Currency

Microsoft presents constant currency information to provide a non-GAAP framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period non-GAAP results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. All growth comparisons relate to the corresponding period in the last fiscal year.

Financial Performance Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2016 As Reported (GAAP)	$20,614	$3,080	$3,122	$0.39
2016 As Adjusted (non-GAAP)	$22,641	$6,217	$5,483	$0.69
2017 As Reported (GAAP)	$23,317	$5,330	$6,513	$0.83
2017 As Adjusted (non-GAAP)	$24,700	$7,019	$7,665	$0.98
Percentage Change Y/Y (GAAP)	13%	73%	109%	112%
Percentage Change Y/Y (non-GAAP)	9%	13%	40%	42%
Constant Currency Impact	$(256)	$(183)	$(116)	$(0.01)
Percentage Change Y/Y (non-GAAP) Constant Currency	10%	16%	42%	43%

Segment Revenue Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions)	Productivity and Business Processes	Intelligent Cloud	More Personal Computing
2016 As Reported (GAAP)	$6,970	$6,711	$8,960
2017 As Reported (GAAP)	$8,446	$7,434	$8,820
Percentage Change Y/Y (GAAP)	21%	11%	(2)%
Constant Currency Impact	$(98)	$(91)	$(67)
Percentage Change Y/Y (non-GAAP) Constant Currency	23%	12%	(1)%

Selected Product and Service Revenue Constant Currency Reconciliation

	Three Months Ended June 30, 2017
	Percentage Change Y/Y (GAAP)	Constant Currency Impact	Percentage Change Y/Y (non-GAAP) Constant Currency
Office commercial products and cloud services	5%	1%	6%
Office 365 commercial	43%	1%	44%
Office consumer products and cloud services	13%	0%	13%
Dynamics products and cloud services	7%	2%	9%
Dynamics 365	74%	1%	75%
Server products and cloud services	15%	1%	16%
Azure	97%	1%	98%
Enterprise Services	(3)%	2%	(1)%
Windows OEM	1%	0%	1%
Windows commercial products and cloud services	8%	0%	8%
Surface	(2)%	1%	(1)%
Search advertising excluding traffic acquisition costs	10%	1%	11%
Gaming	3%	1%	4%

Commercial Cloud Annualized Revenue Run Rate

Commercial cloud annualized revenue run rate is calculated by taking revenue in the final month of the quarter multiplied by twelve for Office 365 commercial, Azure, Dynamics 365, and other cloud properties.

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) is the leading platform and productivity company for the mobile-first, cloud-first world and its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of Microsoft’s markets;

•	increasing focus on services presents execution and competitive risks;

•	significant investments in new products and services that may not be profitable;

•	acquisitions, joint ventures, and strategic alliances may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	Microsoft’s continued ability to protect and earn revenues from its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	cyber-attacks and security vulnerabilities in Microsoft products and services that could reduce revenue or lead to liability;

•	disclosure of personal data that could cause liability and harm to Microsoft’s reputation;

•	outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	government litigation and regulation that may limit how Microsoft designs and markets its products;

•	potential liability under trade protection and anti-corruption laws resulting from our international operations;

•	laws and regulations relating to the handling of personal data may impede the adoption of our services or result in increased costs, legal claims, or fines against us;

•	Microsoft’s ability to attract and retain talented employees;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	Microsoft’s hardware and software products may experience quality or supply problems;

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange;

•	catastrophic events or geo-political conditions may disrupt our business; and

•	adverse economic or market conditions may harm our business.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

All information in this release is as of July 20, 2017. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Chris Suh, general manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. Pacific time conference call with investors and analysts, is available at http://www.microsoft.com/en-us/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016

Revenue

Product	$13,769	$13,988	$57,190	$61,502

Service and other	9,548	6,626	32,760	23,818

Total revenue	23,317	20,614	89,950	85,320

Cost of revenue

Product	3,141	3,776	15,175	17,880

Service and other	5,315	4,203	19,086	14,900

Total cost of revenue	8,456	7,979	34,261	32,780

Gross margin	14,861	12,635	55,689	52,540

Research and development	3,514	3,146	13,037	11,988

Sales and marketing	4,356	3,998	15,539	14,697

General and administrative	1,355	1,301	4,481	4,563

Impairment and restructuring	306	1,110	306	1,110

Operating income	5,330	3,080	22,326	20,182

Other income (expense), net	215	267	823	(431)

Income before income taxes	5,545	3,347	23,149	19,751

Provision for (benefit from) income taxes	(968)	225	1,945	2,953

Net income	$6,513	$3,122	$21,204	$16,798

Earnings per share:

Basic	$0.84	$0.40	$2.74	$2.12

Diluted	$0.83	$0.39	$2.71	$2.10

Weighted average shares outstanding:

Basic	7,715	7,842	7,746	7,925

Diluted	7,806	7,929	7,832	8,013

Cash dividends declared per common share	$0.39	$0.36	$1.56	$1.44

MICROSOFT CORPORATION

COMPREHENSIVE INCOME STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016

Net income	$6,513	$3,122	$21,204	$16,798

Other comprehensive income (loss):

Net unrealized gains (losses) on derivatives (net of tax effects of $(4), $(10), $(5), and $(12))	(236)	39	(218)	(238)

Net unrealized losses on investments (net of tax effects of $(156), $(84), $(613), and $(121))	(270)	(162)	(1,116)	(228)

Translation adjustments and other (net of tax effects of $2, $(15), $9, and $(33))	293	(180)	228	(519)

Other comprehensive loss	(213)	(303)	(1,106)	(985)

Comprehensive income	$6,300	$2,819	$20,098	$15,813

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions)(Unaudited)

	June 30, 2017	June 30, 2016

Assets

Current assets:

Cash and cash equivalents	$7,663	$6,510

Short-term investments (including securities loaned of $3,694 and $204)	125,318	106,730

Total cash, cash equivalents, and short-term investments	132,981	113,240

Accounts receivable, net of allowance for doubtful accounts of $405 and $426	19,792	18,277

Inventories	2,181	2,251

Other	4,897	5,892

Total current assets	159,851	139,660

Property and equipment, net of accumulated depreciation of $24,179 and $19,800	23,734	18,356

Equity and other investments	6,023	10,431

Goodwill	35,122	17,872

Intangible assets, net	10,106	3,733

Other long-term assets	6,250	3,416

Total assets	$241,086	$193,468

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$7,390	$6,898

Short-term debt	9,072	12,904

Current portion of long-term debt	1,049	0

Accrued compensation	5,819	5,264

Income taxes	718	580

Short-term unearned revenue	34,102	27,468

Securities lending payable	97	294

Other	6,280	5,949

Total current liabilities	64,527	59,357

Long-term debt	76,073	40,557

Long-term unearned revenue	10,377	6,441

Deferred income taxes	531	1,476

Other long-term liabilities	17,184	13,640

Total liabilities	168,692	121,471

Commitments and contingencies

Stockholders’ equity:

Common stock and paid-in capital — shares authorized 24,000; outstanding 7,708 and 7,808	69,315	68,178

Retained earnings	2,648	2,282

Accumulated other comprehensive income	431	1,537

Total stockholders’ equity	72,394	71,997

Total liabilities and stockholders’ equity	$241,086	$193,468

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016

Operations

Net income	$6,513	$3,122	$21,204	$16,798

Adjustments to reconcile net income to net cash from operations:

Goodwill and asset impairments	0	630	0	630

Depreciation, amortization, and other	2,343	1,910	8,778	6,622

Stock-based compensation expense	913	664	3,266	2,668

Net recognized gains on investments and derivatives	(520)	(439)	(2,073)	(223)

Deferred income taxes	(1,947)	155	(3,296)	332

Deferral of unearned revenue	24,992	21,006	67,711	57,072

Recognition of unearned revenue	(16,245)	(13,004)	(57,735)	(48,498)

Changes in operating assets and liabilities:

Accounts receivable	(6,875)	(6,076)	(925)	(530)

Inventories	(199)	192	50	600

Other current assets	748	747	1,066	(1,167)

Other long-term assets	(241)	(99)	(539)	(41)

Accounts payable	850	(17)	81	88

Other current liabilities	1,534	1,033	386	(260)

Other long-term liabilities	(861)	(1,360)	1,533	(766)

Net cash from operations	11,005	8,464	39,507	33,325

Financing

Proceeds from issuance (repayments) of short-term debt, maturities of 90 days or less, net	3,484	6,714	(4,963)	7,195

Proceeds from issuance of debt	1,751	610	44,344	13,884

Repayments of debt	(3,368)	(25)	(7,922)	(2,796)

Common stock issued	221	173	772	668

Common stock repurchased	(1,765)	(3,677)	(11,788)	(15,969)

Common stock cash dividends paid	(3,009)	(2,821)	(11,845)	(11,006)

Other	(15)	(3)	(190)	(369)

Net cash from (used in) financing	(2,701)	971	8,408	(8,393)

Investing

Additions to property and equipment	(2,283)	(2,655)	(8,129)	(8,343)

Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(358)	(63)	(25,944)	(1,393)

Purchases of investments	(29,031)	(30,097)	(176,905)	(129,758)

Maturities of investments	5,810	5,825	28,044	22,054

Sales of investments	18,596	16,995	136,350	93,287

Securities lending payable	(103)	(78)	(197)	203

Net cash used in investing	(7,369)	(10,073)	(46,781)	(23,950)

Effect of foreign exchange rates on cash and cash equivalents	15	(22)	19	(67)

Net change in cash and cash equivalents	950	(660)	1,153	915

Cash and cash equivalents, beginning of period	6,713	7,170	6,510	5,595

Cash and cash equivalents, end of period	$7,663	$6,510	$7,663	$6,510

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016

Revenue

Productivity and Business Processes	$8,446	$6,970	$30,444	$26,487

Intelligent Cloud	7,434	6,711	27,440	25,042

More Personal Computing	8,820	8,960	38,773	40,434

Corporate and Other	(1,383)	(2,027)	(6,707)	(6,643)

Total revenue	$23,317	$20,614	$89,950	$85,320

Operating income (loss)

Productivity and Business Processes	$2,754	$2,989	$11,913	$12,418

Intelligent Cloud	2,501	2,180	9,138	9,315

More Personal Computing	1,764	1,048	8,288	6,202

Corporate and Other	(1,689)	(3,137)	(7,013)	(7,753)

Total operating income	$5,330	$3,080	$22,326	$20,182

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year. Please refer to the reconciliation of our GAAP and non-GAAP financial results in the table provided above for additional information.

SUMMARY

Revenue was $23.3 billion, up 13% year-over-year. The increase in revenue was driven by growth in Productivity and Business Processes and Intelligent Cloud, and a decrease in the net revenue deferral from Windows 10, offset in part by lower revenue from More Personal Computing. Windows 10 revenue is primarily recognized upfront in the More Personal Computing segment, and the deferral and subsequent recognition of revenue is reflected in Corporate and Other. Non-GAAP revenue was $24.7 billion, up 9% year-over-year, including an adjustment to exclude the net revenue deferral from Windows 10.

Gross margin was $14.9 billion, up 18% year-over-year. The increase in gross margin reflects growth across each of our segments, including the acquisition of LinkedIn, driven by higher revenue and margin expansion. Gross margin percentage increased due to margin percent increase in More Personal Computing and segment sales mix, offset in part by margin percent declines in Productivity and Business Processes and Intelligent Cloud. Gross margin percentage includes a 10-point improvement in commercial cloud gross margin across Azure, Office 365, and Dynamics 365.

Operating income was $5.3 billion, up 73% year-over-year. The increase in operating income was driven by higher gross margin and a reduction in impairment and restructuring expenses, offset in part by operating expenses related to our acquisition of LinkedIn. Operating income included an operating loss of $361 million related to the acquisition of LinkedIn, including $371 million of amortization of acquired intangible assets. Operating income also included an unfavorable foreign currency impact of 6%. Current year operating income was negatively impacted by the net revenue deferral from Windows 10 of $1.4 billion and restructuring expenses of $306 million. Prior year operating income was negatively impacted by the net revenue deferral from Windows 10 of $2.0 billion and impairment and restructuring expenses of $1.1 billion. Non-GAAP operating income was $7.0 billion, up 13% year-over-year, including adjustments to exclude the net revenue deferral from Windows 10 and impairment and restructuring expenses.

Diluted earnings per share (“EPS”) was $0.83, compared to $0.39 in the prior year. Current year diluted EPS was negatively impacted by the net revenue deferral from Windows 10 and restructuring expenses, which resulted in a decrease to diluted EPS of $0.15. Prior year diluted EPS was negatively impacted by the net revenue deferral from Windows 10 and impairment and restructuring expenses, which resulted in a decrease to diluted EPS of $0.30. Non-GAAP EPS was $0.98, and grew 42% year-over-year, including adjustments to exclude the net revenue deferral from Windows 10 and impairment and restructuring expenses.

SEGMENT INFORMATION

Productivity and Business Processes

Revenue increased $1.5 billion or 21%, driven by the acquisition of LinkedIn and higher revenue from Office. Revenue included an unfavorable foreign currency impact of 2%.

•	LinkedIn revenue was $1.1 billion, driven by revenue from Talent Solutions.

•	Office Commercial revenue increased $277 million or 5%, driven by higher revenue from Office 365 commercial, mainly due to growth in subscribers, offset in part by lower revenue from products licensed on-premises, reflecting a continued shift to Office 365 commercial.

•	Office Consumer revenue increased $99 million or 13%, driven by higher revenue from Office 365 consumer, mainly due to growth in subscribers.

•	Dynamics revenue increased 7%, primarily due to higher revenue from Dynamics 365.

Operating income decreased $235 million or 8%, primarily due to higher operating expenses, offset in part by an increase in gross margin. Operating income included an unfavorable foreign currency impact of 3%.

•	Operating expenses increased $1.0 billion or 41%, mainly due to LinkedIn expenses. LinkedIn operating expenses were $1.0 billion, including $154 million of amortization of acquired intangible assets.

•	Gross margin increased $803 million or 14%, driven by our acquisition of LinkedIn. Gross margin percentage decreased primarily due to an increased mix of cloud offerings and amortization of acquired intangible assets related to LinkedIn. Gross margin included an unfavorable foreign currency impact of 2%. Cost of revenue included $403 million related to our acquisition of LinkedIn, including $217 million of amortization of acquired intangible assets.

Intelligent Cloud

Revenue increased $723 million or 11%, primarily due to higher revenue from server products and cloud services.

•	Server products and cloud services revenue grew $764 million or 15%, driven by Azure revenue growth of 97% and server products licensed on-premises revenue growth of 4%.

•	Enterprise Services revenue decreased 3%, driven by a decline in revenue from custom support agreements, offset in part by higher revenue from Premier Support Services.

Operating income increased $321 million or 15%, primarily due to higher gross margin, offset in part by higher operating expenses. Operating income included an unfavorable foreign currency impact of 3%.

•	Gross margin increased $381 million or 8%, driven by growth in Azure revenue and cloud services scale and efficiencies. Gross margin percentage decreased primarily due to an increased mix of cloud offerings and lower Enterprise Services gross margin, offset in part by improvement in Azure gross margin.

•	Operating expenses increased $60 million or 2%, driven by investments in sales capacity and developer engagement.

More Personal Computing

Revenue decreased $140 million or 2%, driven by lower revenue from Devices, offset in part by higher revenue from Windows, Search advertising, and Gaming.

•	Windows revenue increased $103 million or 2%, mainly due to higher revenue from Windows Commercial and Windows OEM. Windows Commercial revenue grew 8%, driven by multi-year agreement revenue. Windows OEM revenue increased 1%. Windows OEM Pro revenue grew 3%, outperforming the commercial PC market, primarily due to a higher mix of premium licenses sold. Windows OEM non-Pro revenue decreased slightly, outperforming the consumer PC market primarily due to a higher mix of premium devices sold.

•	Search advertising revenue increased $124 million or 8%. Search advertising revenue, excluding traffic acquisition costs, increased 10%, primarily driven by growth in Bing, due to higher revenue per search and search volume.

•	Gaming revenue increased $44 million or 3%, driven by higher revenue from Xbox software and services, offset in part by lower revenue from Xbox hardware. Xbox software and services revenue increased 11%, primarily due to a higher volume of Xbox Live transactions. Xbox hardware revenue decreased 29%, driven by lower prices and a decline in volume of consoles sold.

•	Surface revenue decreased $20 million or 2%, primarily due to a reduction in volumes sold, offset in part by a higher mix of premium devices.

•	Phone revenue decreased $361 million.

Operating income increased $716 million or 68%, due to higher gross margin and lower operating expenses. Operating income included an unfavorable foreign currency impact of 4%.

•	Gross margin increased $398 million or 9%, driven by growth in Windows, Phone, Gaming, and Search advertising, offset in part by a decline in Surface. Gross margin percentage increased primarily due to gross margin percent improvements across Gaming, Devices, Windows, and Search advertising, and favorable sales mix.

•	Operating expenses decreased $318 million or 10%, primarily due to a reduction in phone expenses and Surface and Xbox marketing expenses in the prior year.

EXPENSES

•	Cost of revenue increased $477 million or 6%, mainly due to growth in our commercial cloud and the acquisition of LinkedIn, offset in part by a reduction in phone sales. Cost of revenue included $403 million related to our acquisition of LinkedIn, including $217 million of amortization of acquired intangible assets.

•	Research and development expenses increased $368 million or 12%, primarily due to LinkedIn expenses and increased investments in cloud engineering, offset in part by a reduction in phone expenses. Expenses included $343 million related to our acquisition of LinkedIn.

•	Sales and marketing expenses increased $358 million or 9%, primarily due to LinkedIn expenses and increased investments in sales capacity for our commercial cloud, offset in part by prior year commercial, Surface, and Xbox marketing expenses and a reduction in phone expenses. Expenses included $546 million related to our acquisition of LinkedIn, including $154 million of amortization of acquired intangible assets.

•	General and administrative expenses increased $54 million or 4%, primarily due to LinkedIn expenses, offset in part by prior year investments in infrastructure supporting our business transformation and lower employee-related expenses. Expenses included $134 million related to our acquisition of LinkedIn.

•	Impairment and restructuring expenses were $306 million, compared to $1.1 billion in the prior year. During the fourth quarter of fiscal year 2017, we recorded $306 million of employee severance expenses primarily related to our sales and marketing restructuring plan. During the fourth quarter of fiscal year 2016, we recorded $630 million of asset impairment charges related to our phone business. We also recorded $480 million of restructuring charges, including employee severance expenses and contract termination costs, primarily related to our phone business restructuring plans.

INCOME TAXES

The effective tax rate was (17)% for the current quarter, compared to 7% in the prior year. The current quarter effective tax rate reflected a $1.8 billion impact related to the utilization of prior years’ losses from Microsoft’s phone business that were not deductible in the years incurred. The prior year effective tax rate reflected a favorable mix of our income between the U.S. and foreign countries, as well as benefits associated with distributions from foreign affiliates. The non-GAAP effective tax rate for the current quarter was (6)%, including adjustments to exclude the net revenue deferral from Windows 10 and restructuring charges as discussed above.

OTHER INCOME, NET

Other income, net, decreased $52 million, primarily driven by higher interest expense and an increase in net losses on derivatives, offset in part by higher net recognized gains on sales of investments and an increase in dividends and interest income.